AGREEMENT FOR SALE AND PURCHASE OF AIRCRAFT

     THIS AGREEMENT made this 31st day of July, 2003, by Mallette Family, L.L.C. ("Mallette Family"), hereinafter referred to as "Seller" or "Mallette Family", and Alpine Aviation, Inc., d/b/a Alpine Air, hereinafter referred to as "Buyer".

                       W I T N E S S E T H

     WHEREAS, Mallette Family, is the record owner of certain Beechcraft Model 1900 aircraft and two (2) Beechcraft Model 99 aircraft, which are also described in Exhibit "A" attached hereto; and

     WHEREAS, Mallette Family is willing to sell said aircraft to Buyer; and,

     WHEREAS, the parties have been advised as to the value of said aircraft and acknowledge that, under all the circumstances, the value has been properly determined and represents the fair market value.

     NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

     1. TRANSFER OF AIRCRAFT: Mallette Family agrees to sell and Buyer agrees to buy all the aircraft owned by Mallette Family, and described in Exhibit "A" attached hereto.

     2.    CONSIDERATION:

     a. The total purchase price for the aircraft of Mallette Family shall be Sixteen Million Thirty Thousand and No/100 Dollars ($16,030,000.00). Buyer shall receive various credits against the purchase price as more fully set forth in Exhibit "D" attached hereto. The remaining balance of the said purchase price after taking into account said credits shall be evidenced by a Promissory Note in the same form as that attached hereto as Exhibit "C".

     b. The valuations which are the basis for the purchase prices set forth above are more fully set forth in Exhibit "B" attached hereto. To the extent that obligations remain due and owing by Mallette Family on said aircraft at the time of closing, Alpine shall assume such existing indebtedness and receive a credit against the purchase price in the amount of such assumed indebtedness. The calculation of credits for option monies paid and assumption of existing indebtedness is summarized in Exhibit "D" attached hereto.

     3. REPRESENTATIONS AND WARRANTY: Mallette Family represents and warrants that all of the aircraft are free and clear of any liens, encumbrances and charges except those liens of the primary lenders as shown on Exhibit "A". Each of the aircraft have a certificate of airworthiness.

      4. CLOSING AND DELIVERY OF AIRCRAFT: At the time of closing, Buyer shall execute the Promissory Note and other loan documents required by
Mallette Family.   It is the intent of the parties that the acquisitions
described herein are to close as a consolidated transaction. At such time, the Buyer shall take possession of the aircraft.

     5. INSURANCE: During the entire term of this Agreement, Buyer shall procure and maintain insurance coverage on the subject aircraft of the same type and limits currently maintained by Mallette Family. The parties shall be listed as named insureds as their respective interests appear. In the event any aircraft are damaged or destroyed during the term of this Agreement, the parties agree that the insurance proceeds shall be paid first to the existing lienholder(s) and then to Buyer to the extent of any Buyer's equity.

     6. ESCROW: At the time of closing, the parties shall establish an escrow account at Central Bank and Trust Company, of Provo, Utah, for the purpose of retaining engine reserves for the subject aircraft. Said engine reserves for the aircraft shall be paid on a monthly basis and shall be retained by the escrow agent until the total purchase price provided for herein is paid in full and the preferred stock is retired, or shall be used to pay for bonafide engine, component or propeller expenses on said aircraft.

     The escrow agent shall deliver said escrowed funds to Buyer upon and only upon the full payment and performance of all the terms and conditions of this Agreement. In the event of default by Buyer and termination of this Agreement, said funds shall be paid over to Sellers. The parties may execute an escrow agreement with the escrow agent and the terms thereof shall be incorporated herein.

     7. SECURITY INTEREST: At the time of closing, Buyer shall execute such documents as are necessary to provide Mallette Family with a perfected security interest and lien on the subject aircraft, subordinate only to the primary loans which are being assumed by Buyer. The terms of such security agreements and financing statements are incorporated herein.

     8. ATTORNEY'S FEES: In the event that any action is instituted in relation to this Agreement, the unsuccessful party in the action shall pay at that time to the successful party, in addition to all of the sums that either of the parties may be called upon to pay, a reasonable sum for the successful party's attorney's fees and costs.

     9. ARBITRATION: In case of disagreement on any matter between the parties, on the request of either party, the matter shall be submitted to arbitration to one disinterested person agreeable to each party, or if the parties cannot agree, to three disinterested persons, one of whom shall be selected by each party and the third to be selected by the other two arbitrators. Said arbitration shall be conducted pursuant to the rules of the American Arbitration Association. The decisions of the arbitrator or arbitrators shall be binding on the parties to this Agreement.

     10. CHOICE OF LAW: This Agreement shall be construed according to the laws of the State of Utah.

     11. EXECUTION AND BINDING EFFECT: This Agreement embodies the entire Agreement between the parties and may not be modified or terminated except by an agreement in writing. Any previous agreements between the parties with regard to the subject aircraft are hereby rescinded. This Agreement shall be executed in three (3) counterparts, each of which shall have the full force
and effect of an original.   This Agreement shall be binding on the successors
and assigns of each of the respective parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple copies the day and year first herein above written.

SELLER:                                BUYER:

MALLETTE FAMILY, L.L.C.                ALPINE AVIATION, INC.
                                       d/b/a Alpine Air


By/s/Eugene R. Mallette                By/s/Max A. Hansen
Eugene R. Mallette, Managing Member    Max A. Hansen, Secretary

                           EXHIBIT "A"

Beechcraft Model 1900 and 99 cargo configured airliners owned by Mallette Family, L.L.C.:

Serial No.          Registration No.    Loan Amount         Lien Holder

UB-1                N-190GA            $        0.00        n/a
UB-5                N198GA / CC-CAS     1,045,343.00        Wells Fargo
UB-6                N-125BA                     0.00        n/a
UB-7                N-127BA                     0.00        n/a
UB-8                N-194GA / CC-CAF    1,136,952.00        CB&T
UB-11               N-172GA             1,045,343.00        Wells Fargo
UB-16               N-197GA                     0.00        n/a
UB-17               N-192GA                     0.00        n/a
UB-25               N-154GA             1,197,387.00        Wells Fargo
UB-34               N-153GA             1,197,387.00        Wells Fargo
UB-65               N195GA / CC-CAK     1,197,387.00        Raytheon
UC-17               N-17ZV                947,919.00        Raytheon
UC-53               N-31764               947,919.00        Raytheon
UC-70               N-410UB               947,920.00        Raytheon
U-236               N-236AL                     0.00        n/a
U-238               N-238AL                     0.00        n/a
                                       -------------
                        TOTAL:         $9,663,557.00

                           EXHIBIT "B"
                         Beech 1900 Fleet
                       AIRCRAFT VALUATIONS

                           Orderly                              Fair
                         Liquidation                           Market
Aircraft                    Value                               Value

N125BA(2)                 1,100,000                           1,290,000
N127BA(2)                 1,065,000                           1,255,000
N153GA                    1,195,000                           1,405,000
N154GA                    1,200,000                           1,415,000
N17ZV(1)                  1,155,000                           1,360,000
N172GA                    1,150,000                           1,355,000
N190GA(3)                 1,230,000                           1,450,000
N192GA(2)                 1,150,000                           1,350,000
N194GA                    1,080,000                           1,270,000
N195GA                    1,260,000                           1,485,000
N197GA(2)                 1,215,000                           1,430,000
N198GA                    1,155,000                           1,360,000
N31764(4)                 1,380,000                           1,625,000
N410UB(4)                 1,425,000                           1,625,000
                         ----------                          ----------
Total                    16,760,000                          19,675,000
                         ==========                          ==========

FOOTNOTES
(1) If engines were overhauled the value would result in $1,400,000 Orderly Liquidation Value and $1,645,000 Fair Market Value.
(2) If engines were overhauled the value would result in $1,335,000 Orderly Liquidation Value and $1,570,000 Fair Market Value.
(3) If the aircraft interior is completed the value would result in $1,275,000 Orderly Liquidation Value and $1,500,000 Fair Market Value.
(4) If engines were overhauled the value would result in $1,635,000 Orderly Liquidation Value and $1,925,000 Fair Market Value.

                           EXHIBIT "C"

                         PROMISSORY NOTE

$1,718,493.00                                                 July 31, 2003


     FOR VALUE RECEIVED, Alpine Aviation, Inc., d/b/a Alpine Air, promises to pay to Mallette Family, L.L.C., of Provo, Utah, or its order, the sum of $1,718,493.00 lawful money of the United States of America, payable to Payee at such place as Payee may direct, together with interest at the rate of 6.5% per annum from and after date.

     SAID PRINCIPAL AND INTEREST shall be payable in fourteen (14) monthly installments of principal and accruing interest in the amount of $33,624.29. Said payments shall commence September 1, 2003, and shall continue on the first day of each month thereafter, until the entire principal balance and interest accrued thereon is paid in full in a balloon payment on November 1, 2004.

     IF DEFAULT shall be made in the payment of any installments due hereunder at the time and in the manner as provided herein and said default shall continue for a period of ten (10) days after written notice to Makers of such default, then and in that event, at the option of the holders hereof, the entire amount of said Note, both principal and interest, shall at once become immediately due and payable.

     THE MAKER HEREOF and any endorser hereon waives demand, protest and notice of nonpayment.

     IN CASE SUIT OR ACTION shall be instituted to collect this Note or any part hereof, the Maker further promises to pay a reasonable attorney's fee to be fixed and determined by the Court in which such action may be brought and taxed as costs in addition to such other costs and charges as may be allowed by law.

     THE MAKER HEREOF is hereby granted the right to pay all or any part of the unpaid principal and interest on this Note at any time after date without penalty. Any partial prepayment of principal or interest shall not excuse any regular scheduled payments.

     THIS NOTE MAY BE SECURED by certain UCC Liens, whereby the Maker is the Debtor and the Payee is the Secured Party, and any default in the payment of this Note shall be cause at the option of Secured Party to institute an action on the collateral, or on this note.

ALPINE AVIATION, INC.
d/b/a Alpine Air


By/s/Max A. Hansen
Max A. Hansen, Secretary

                           EXHIBIT "D"

                   BREAKDOWN OF PURCHASE PRICE


Mallette Family Sale Price                          $16,030,000.00
Add Cost of refurbishing                                150,000.00
Less credit for debt assumption                   (   9,663,557.00)
Less credit for related party loan                (   2,937,950.00)
Less credit for option money paid                 (   1,350,000.00)
Less credit for Aircraft Lease deposits paid      (     510,000.00)
                                                   ---------------
NET PURCHASE PRICE                                 $  1,718,493.00
     (Represented by Note Payable)